Bit Digital, Inc.
Registered Company Number: 319983
(the Company)

Director's Certificate

I, the undersigned, being a director of the Company hereby **CERTIFY** that at an annual general meeting of the Company held on 20 April 2021, members holding such numbers of shares as are required to pass a **SPECIAL RESOLUTION** in accordance with the existing memorandum and articles of association of the Company, passed resolutions to:

1. Create a new class of preference shares in the Company with the following rights (the **Preference Shares**):

   (a) DIVIDENDS:

   (i) Annual Dividends / 8%

   (b) LIQUIDATION PREFERENCE:

   (i) $10 per share plus all accrued and unpaid dividends

   (c) CONVERSION:

   (i) 1:1 basis for ordinary shares, subject to a 4.99% conversion limitation (so that on conversion the holder of Preference Shares would not be able to own more than 4.99% of the issued ordinary shares of the Company)

   (e) RANKING ON INSOLVENCY:

   (i) Senior to ordinary shares

   (f) VOTING RIGHTS:

   (i) 1 Preference Share = 50 ordinary shares solely for voting purposes.

2. Approve the issue of such Preference Shares to such subscribers and in such number as determined by the directors of the Company.

3. Amend the Company's existing memorandum and articles of association to reflect:

   (a) the creation of the Preference Shares (including documenting the specific rights attached to those Preference Shares) and;

   (b) the adoption of the Company's employee equity incentive plan,

   by adopting the amended and restated memorandum and articles of association in the form annexed hereto at Annex 1.

In witness whereof, I have signed this certificate as at 20 April 2021.

Director
Name: Erke Huang

BTLG3-11593446-1

Annex 1

Amended and Restated Memorandum and Articles of Association